Exhibit 10.12

Olaplex, Inc.

April 28, 2020

James MacPherson

Dear James:

I am pleased to offer you employment with Olaplex, Inc. (the “Company”) in the position of Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer. If you accept this offer, your first date of employment with the Company will be May 4, 2020. Your initial salary will be at the rate of $400,000.00 per year, less taxes and other legally required - deductions, payable in accordance with the regular payroll practices of the Company.

Beginning with fiscal year 2020, for each fiscal year completed during your employment with the Company, you will be eligible to earn an annual bonus. Your target bonus will be 50% of your base salary, with the actual amount of any such bonus being determined by the Company in its discretion, based on your performance and that of the Company against goals established by the Company. You must be employed through the end of the applicable fiscal year in order to be eligible for the bonus. Any such bonus will be payable· in the calendar year following the conclusion of the fiscal year for which the bonus is earned.

You will be eligible to participate in any and all employee benefit plans made available by the Company to employees generally from time to time, subject to plan terms and generally applicable Company policies as in effect from time to time.

You will work remotely from a location within the New York City area; provided, however, that you will spend a minimum of eight (8) working days each calendar month at the Company’s corporate headquarters in Orange County, California (any such days, a “HQ Visit”). The Company will be responsible for booking and purchasing, and will be responsible for paying the cost of (i) round trip commercial airfare for travel between New York and the Company’ s headquarters for each HQ Visit and (ii) standard hotel accommodations for each HQ Visit. You will be responsible for all other miscellaneous commuting and living expenses incurred during each HQ Visit.

You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and its Affiliates (as defined below) and to abide by all policies and procedures of the Company as in effect from time to time. You will be expected to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. For the purposes of this letter agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment with the Company. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer of employment is also conditioned on your execution of the Company’s standard Employee Agreement, a copy of which is enclosed. You must sign and return the Employee Agreement at the time you sign and return this letter agreement.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

In accepting this offer, you give the Company assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter or the Employee Agreement.

If you wish to accept this offer, please sign, date and return this letter agreement and the Employee Agreement to JuE Wong by email (JuE@olaplex.com) no later than April 30, 2020. If you do accept as provided, this letter agreement will take effect as a binding agreement between you and the Company as of May 4, 2020, provided that you sign, date and return the Employee Agreement to the Company and satisfy the other conditions set forth above in a timely manner. Please retain a copy of this letter agreement and the Employee Agreement for your records.

[Signature Pages Follow]

Sincerely,

OLAPLEX, INC.

By:	/s/ JuE Wong
Name:	JuE Wong
Title:	CEO

[Signature Page to Offer Letter]

Accepted and agreed:

Signature:	/s/ James MacPherson
James MacPherson

Date:	April 28, 2020

[Signature Page to Offer Letter]